Exhibit 99.2

WJ Communications Fred Krupica Chief Financial Officer 408-577-6261 fred.krupica@wj.com	Investor Relations Contacts: Chris Danne, Rakesh Mehta the blueshirt group for WJ Communications 415-217-7722 chris@blueshirtgroup.com rakesh@blueshirtgroup.com

WJ Communications Updates Preliminary Fourth Quarter Results

January 23, 2004 San Jose, CA — WJ Communications, Inc. (Nasdaq:WJCI), a leading designer and supplier of high-performance RF semiconductor products, today announced that it has updated the previously announced preliminary results for the Company’s fourth quarter, ended December 31, 2003.  The Company’s preliminary unaudited results for the quarter ended December 31, 2003 are expected to be as follows.  Revenue for the fourth quarter of 2003 was approximately $6.5 million which is in line with the Company’s previous forecast.  Semiconductor revenue, which includes sales of the Company’s RFID products, was approximately $6.0 million during the same period.  Our gross margins also improved sequentially and year over year.  As of December 31, 2003, the Company’s cash and cash equivalents and short-term investments were approximately $60.1 million.

As previously announced, WJ Communications will release final fourth quarter results on Tuesday, February 3rd and host a conference call for analysts and investors to discuss its quarterly results at 2:00 p.m. PT (5:00 p.m. ET). Open to the public, a live Web cast of the conference call will be accessible from the “Investors” section of WJ Communications web site (www.wj.com). Following the live Web cast, an archived version will be available on the WJ Communications web site.

About WJ Communications

WJ Communications, Inc. is a leading RF semiconductor company focusing on the design, development and marketing of high-performance RF semiconductor products comprised primarily of amplifiers, mixers, transistors and multi-chip modules (MCMs) that target the wireless communications, broadband cable, RFID and defense and homeland security markets. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call (408) 577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.